EXHIBIT 99.1

                                                                   NEWS RELEASE


                           MEDIA CONTACTS:           INVESTOR CONTACTS:

                           Victor Beaudet            Renee Johansen
                           (212) 282-5344            Rob Foresti
                                                     (212) 292-5320
                           Debora Coffey
                           (212) 282-5660


                     AVON ANNOUNCES STRATEGIC REPOSITIONING
                             OF ITS BECOMING BRAND
                   -----------------------------------------

                    Prestige-Priced Brand to be Sold Through
                          Avon Beauty Advisor Program
                   -----------------------------------------

                    Avon and J.C. Penney End Retail Alliance


NEW YORK, N.Y., January 30, 2003 - Avon Products, Inc. (NYSE:AVP) today announced a strategic repositioning of its beComing beauty brand in the U.S.

         Following a strategic review of options to optimize the brand, Avon has decided that beComing will now be sold through Avon's direct selling channel in the U.S. exclusively by Avon Beauty Advisors, who are independent Avon sales Representatives with specialized beauty product training and consultative selling skills. Accordingly, Avon has agreed with J.C. Penney to end the alliance through which beComing had been carried in approximately 90 J.C. Penney stores.

         Commenting on the decision, Andrea Jung, Avon's chairman and chief executive officer, said, "Our research confirms that consumer reaction to this prestige brand has been very positive. By offering beComing through our core business, we expect to accelerate sales of the brand, advance earnings for our Beauty Advisors, and attract new customers with a high-quality, premium product line.

         "Our direct selling channel in the U.S. has been enjoying robust growth and just completed one of its strongest years ever. We therefore see an outstanding opportunity to leverage the beComing brand with the beauty selling skills of our Avon Beauty Advisors," Ms. Jung said.

         "Avon remains committed to a multi-brand, multi-channel strategy and we will continue to pursue opportunities to reach new customer segments that prefer a retail shopping experience," Ms. Jung added. She also said Avon's retail president, Steve Bock, a retail beauty industry veteran, will continue to lead Avon's efforts to develop its long-term retail strategy.

         Avon said details for withdrawing beComing from J.C. Penney are still being finalized, however it doesn't anticipate that costs associated with repositioning the brand will affect the company's earnings outlook for 2003.

         More than 35,000 of Avon's approximately 500,000 independent sales Representatives in the U.S. are in various stages of completing their training as Beauty Advisors. Training includes three comprehensive phases that develop extensive beauty product knowledge and consultative selling skills. Representatives who have completed the training typically generate higher sales of beauty products than other Representatives. Avon introduced the Beauty Advisor program in 2000.

         Brian C. Connolly, president, Avon North America, said, "We are very excited to bring beComing to our Beauty Advisors. Sales of beComing will enrich their earnings opportunity, and enable them to win new customers who enjoy prestige beauty products. In addition, beComing will enhance Avon's position as a world-class direct selling company, and provide Avon Beauty Advisors with a clear competitive advantage."

         Avon said that the beComing line to be sold by the Avon Beauty Advisors will focus on the primary beauty categories of skin care, color cosmetics and fragrance. The company also plans new product launches to expand the line. Avon Beauty Advisors will sell beComing to their customers using a dedicated brochure which will be updated quarterly. Beauty Advisors will also continue to sell the company's full line of products.

         Avon is the world's leading direct seller of beauty and related products, with approximately $6.0 billion in annual revenues. Avon markets to women in 143 countries through 3.5 million independent sales Representatives. Avon product lines include such recognizable brand names as Avon Color, Anew, Skin-So-Soft, Advance Techniques Hair Care, beComing and Avon Wellness. Avon also markets an extensive line of fashion jewelry and apparel. More information about Avon and its products can be found on the company's web site www.avon.com.

                                     # # #

Cautionary Statement under the Private Securities Litigation Reform Act of 1995

         Statements in this release, which are not historical facts or information, are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on management's reasonable current assumptions and expectations. Such forward-looking statements involve risks, uncertainties and other factors, which may cause the actual results of the Company to be materially different from any future results expressed or implied by such forward-looking statements, and there can be no assurance that actual results will not differ materially from management's expectations. Such factors include, among others, the following: general economic and business conditions in the Company's markets, including economic and political uncertainties in Latin America; the Company's ability to implement its business strategy and its Business Transformation initiatives, including the integration of similar activities across markets to achieve efficiencies; the Company's ability to achieve anticipated cost savings and its profitability and growth targets; the impact of substantial currency fluctuations in the Company's principal foreign markets and the success of the Company's foreign currency hedging and risk management strategies; the impact of possible pension funding obligations and increased pension expense on the Company's cash flow and results of operations; and the effect of legal and regulatory proceedings, as well as restrictions imposed on the Company, its operations or its Representatives by foreign governments. Additional information identifying such factors is contained in the Company's Form 10-K/A report for the year ended December 31, 2001, filed with the SEC. The Company undertakes no obligation to update any such forward-looking statements.